VIA FEDERAL EXPRESS

May 10, 1996

Perma-Fix Environmental Services, Inc.
1940 N.W. 67th Place
Gainesville, FL  32653
Attention:  Richard Kelecy

Gentlemen:

On or about the 27th day of January, 1995, Heller Financial, Inc. ("Lender") and Perma-Fix Environmental Services, Inc. ("Parent") and each of those direct and indirect Subsidiaries of Parent whose names are inscribed on the signature pages of the Agreement (as hereinafter defined) (collectively with Parent, the "Borrowers" or, individually, a "Borrower") entered into that certain Loan and Security Agreement, as amended (the "Agreement"), Term Note, and other ancillary documents (collectively with the Agreement, the "Loan Documents"). Capitalized terms used herein and not defined herein shall have those meanings ascribed to them in the Loan Documents.

Reference is made to Lender's letters dated March 31, 1996, February 28, 1996, December 15, 1995, October 27, 1995, and
August 14, 1995 to Borrowers ("Letter Agreements"). As outlined in the Letter Agreements, certain Events of Default had occurred under the Loan Documents. This letter is to advise Borrowers that Lender has agreed to extend the forbearance period, as outlined in the Letter Agreements, from May 15, 1996 until May 31, 1996. Each of the other terms and conditions contained in the Letter Agreement shall remain in full force and effect.

No oral representations or course of dealing on the part of Lender, its officers, employees, or agents, nor any failure or delay by Lender with respect to the exercise of any right, power, or privilege under this agreement, the Agreement, and the Loan Documents shall operate as a waiver thereof, and the single or partial exercise of any such right, power, or privilege shall not preclude any later exercise of any other right, power, or privilege hereunder.

Cordially,

HELLER FINANCIAL, INC.

/s/ Nancy K. Stafford

Nancy K. Stafford
Assistant Vice President

cc:  Gary A. Whitlock, Esq.
     Maguire, Voorhis & Wells, P.A.
     200 South Orange Avenue
     Suite 3000
     Orlando, FL  32802